Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

of IRIS International, Inc.

Chatsworth, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No’s. 333-27189, 333-37946, 333-86617, 333-48097, 333-110826, 333-115393, 333-118577, 333-135442 and 333-147618) and Form S-8 (File Nos. 33-10631, 33-56772, 33-82560, 333-19265, 333-31391, 333-45348, 333-31393, 333-63304, 333-65547, 333-103462, 333-122501, 333-127952 333-137738 and 333-145635) of IRIS International, Inc. of our reports dated March 14, 2008, relating to the consolidated financial statements and the effectiveness of IRIS International, Inc.’s internal control over financial reporting, which appear in this Form 10-K.

BDO SEIDMAN, LLP

/s/ BDO Seidman, LLP

Los Angeles, California

March 14, 2008